Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Dollar Tree Stores, Inc.:

We consent to incorporation by reference in the registration statements
(Nos. 33-92812, 33-92814, 33-92816, 333-38735, 333-61139, 333-41428, 333-35916
and 333-41280) on Forms S-3 and S-8 of Dollar Tree Stores, Inc., of our report dated November 6, 2000 relating to the consolidated balance sheets of Dollar Tree Stores, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated income statements, statements of shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report is included herein. The consolidated financial statements give retroactive effect to the merger of Dollar Tree Stores, Inc. and Dollar Express, Inc. which occurred on May 5, 2000.

         /s/      KPMG LLP


Norfolk, Virginia
November 7, 2000